Filed under Rule 424(b)(2), Registration Statement No. 333-183535

Preliminary Pricing Supplement No 30 - Dated Monday, December 9, 2013 (To: Prospectus dated August 24, 2012)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DCP4	[]	100.000%(1)	1.125%	[]	Fixed	2.550%	Monthly	12/15/2016	01/15/2014	$1.84	No	Senior Unsecured Notes

Redemption Information: Callable at 100% on 12/15/2014 and Monthly thereafter with 30 Calendar Days Notice.

(1) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.4500% discount to the public offering price.

02006DCQ2	[]	100.000(2)	1.700%	[]	Fixed	3.700%	Monthly	12/15/2018	01/15/2014	$2.67	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 12/15/2014 and Monthly thereafter with 30 Calendar Days Notice.

(2) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.7500% discount to the public offering price.

Ally Financial Inc.	Offering Date: Monday, December 9, 2013 through Monday, December 16, 2013	Ally Financial Inc.
	Trade Date: Monday, December 16, 2013 @ 12:00 PM ET	Ally Financial Term Notes, Series A
Prospectus dated August 24, 2012
Settle Date: Thursday, December 19, 2013
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc
Agents: Incapital, LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan
If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.